EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
November 9, 2017
Centrus Reports Third Quarter 2017 Results

•	Gross profit of $11.6 million for the third quarter on revenue of $50.3 million

•	Net loss of $8.5 million for the quarter

•	Company continues to expect to generate more than 50 percent of 2017 revenue in the fourth quarter

•	Cash balance of $135.9 million at September 30, 2017

•	On track to achieve 2017 guidance of $200-$225 million in revenue and $150-$175 million cash balance at year end

BETHESDA, Md. - Centrus Energy Corp. (NYSE American: LEU) today reported a net loss of $8.5 million for the quarter ended September 30, 2017, compared to a net loss of $41.3 million for the third quarter of 2016. The net loss allocable to common stockholders was $10.5 million, or $1.15 per basic and diluted share, for the quarter ended September 30, 2017, compared to a net loss allocable to common stockholders of $41.3 million, or $4.54 per basic and diluted share, for the third quarter of 2016.
“We have been executing on our plans to diversify and expand our business, and the past quarter demonstrated our success in multiple areas,” said Daniel Poneman. “With new contracts for our nuclear fuel business, an extension of our work on U.S. uranium enrichment technology, and our expansion into the advanced reactor sector through our new partnership with X-energy, Centrus is building on our tradition as a trusted long-term partner to the nuclear industry.”
Revenue and Cost of Sales
Revenue for the third quarter was $50.3 million, an increase of $28.9 million, or 135 percent, over the same period in 2016. Revenue in the nine-month period was $101.5 million, a decrease of $73.3 million, or 42 percent, from the period in 2016. Revenue from the LEU segment increased $29.4 million, or 209 percent, in the three months and declined $60.4 million, or 42 percent, in the nine months ended September 30, 2017, compared to the corresponding periods in 2016. The quarter to quarter variance reflects the particular contracts under which SWU were sold during the periods. Centrus expects more than one-half of its annual revenue in the fourth quarter of 2017. The Company expects SWU volumes delivered will decline in 2017 compared to 2016. Centrus expects the average SWU price for sales during the full year 2017 will be approximately 3 percent lower than in 2016.
Revenue from the contract services segment declined $0.5 million, or 7 percent, in the three months ended September 30, 2017, compared to the corresponding period in 2016, reflecting the reduced scope of contract work for American Centrifuge technology services in the current period. Revenue from the contract services segment declined $12.9 million, or 40 percent, in the nine months ended September 30, 2017, compared to the corresponding period in 2016, due to the reduced scope of work and the timing of revenue recognition in the prior period. As a result of the contract signed with UT-Battelle in March 2016, revenue in the nine months ended September 30, 2016, included $24.2 million for work in the nine months ended September 30, 2016, as well as $8.1 million for March 2016 reports on work performed in the fourth quarter of 2015.

Cost of sales for the LEU segment increased $16.5 million, or 104 percent, in the three months and declined $53.9 million, or 41 percent, in the nine months ended September 30, 2017, compared to the corresponding periods in 2016, primarily due to the changes in SWU sales volumes noted above and declines in the average cost of sales per SWU. Cost of sales is affected by sales volumes, unit costs of inventory, and direct charges to cost of sales such as inventory valuation adjustments and legacy costs related to former GDP employees and other residual costs related to the Paducah GDP. Cost of sales for the contract services segment declined $1.3 million, or 17 percent, in the three months and $5.0 million, or 20 percent, in the nine months ended September 30, 2017, compared to the corresponding periods in 2016, due to the reduced scope of contract work.
Gross Profit
Centrus realized a gross profit of $11.6 million in the three months ended September 30, 2017, an increase of $13.7 million compared to the gross loss of $2.1 million in the corresponding period in 2016. The Company realized an increase in gross profit of $12.9 million for the LEU segment primarily due to increases in the average SWU sales price and SWU sales volume, and a decline in the average SWU cost.
Centrus realized a gross profit of $4.8 million in the nine months ended September 30, 2017, a decline of $14.4 million compared to the gross profit of $19.2 million in the corresponding period in 2016. The Company realized a decline in gross profit of $6.5 million for the LEU segment primarily due to a decline in the average SWU sales price and the decline in SWU sales volume for the nine months compared to the prior period, partially offset by a decline in the average SWU cost.
Centrus realized a decline in gross profit of $7.9 million for the contract services segment in the nine months ended September 30, 2017, compared to the corresponding period in 2016. In the prior period, gross profit included $8.1 million in revenue for March 2016 reports on work performed in the fourth quarter of 2015. Related costs were expensed in 2015 as they were incurred before a contract was in place. The Company realized a gross loss of $0.6 million for the contract services segment in the nine months ended September 30, 2017, due to costs incurred that are not fully recoverable from the revenue under the contract with UT-Battelle.
Advanced Technology License and Decommissioning Costs
Advanced technology license and decommissioning costs consist of American Centrifuge expenses that are outside of our contracts with UT-Battelle, including ongoing costs to maintain the demobilized Piketon facility and our NRC licenses at that location. Costs declined $17.4 million, or 79 percent, in the three months ended September 30, 2017, compared to the corresponding period in 2016. The prior period included a $15.0 million charge to increase the accrued D&D liability for the Piketon demonstration facility based on updated cost estimates. Costs declined $23.6 million, or 61 percent, in the nine months ended September 30, 2017, compared to the corresponding period in 2016, due to the $15.0 million increase in the D&D liability in the prior period and demobilization costs incurred in early 2016 in preparation for the D&D of the Piketon facility. D&D costs commenced in the second quarter of 2016 and are charged against the D&D liability. The D&D work is expected to be substantially completed by year-end. As of September 30, 2017, Centrus has accrued $16.6 million on the balance sheet as Decontamination and Decommissioning Obligations for the estimated fair value of the remaining costs to complete the D&D work.

SG&A and Special Charges
Selling, general and administrative (SG&A) expenses increased $0.3 million, or 3 percent, in the three months and declined $1.5 million, or 4 percent, in the nine months ended September 30, 2017, compared to the corresponding periods in 2016. Consulting costs declined $0.3 million in the three-month period and $1.4 million in the nine-month period. Compensation and benefit costs were flat in the three-month period and declined $0.3 million in the nine-month period ended September 30, 2017, including the effect of an $0.8 million loss in the prior period related to the remeasurement of pension obligations.
Special charges in the nine months ended September 30, 2017, included estimated employee termination benefits of $2.3 million, including $0.7 million in the third quarter, less $0.2 million for unvested employee departures. Advisory costs related to the Company’s project to align its corporate structure to the scale of its ongoing business operations and to update related information technology were $1.7 million and $5.0 million in the three and nine months ended September 30, 2017, respectively, compared to $0.3 million and $0.8 million in the corresponding periods of 2016.
Cash Flow
Centrus ended the third quarter of 2017 with a consolidated cash balance of $135.9 million. The net reduction of $42.3 million in the SWU purchase payables balance, due to the timing of purchase deliveries, was a significant use of cash in the nine months ended September 30, 2017. Other major uses of cash were corporate costs including benefits funding and costs for D&D of the American Centrifuge demonstration cascade. Sources of cash included the monetization of inventory as inventories declined $17.9 million in the nine-month period and receivables from utility customers declined $6.2 million.
2017 Outlook
Centrus anticipates SWU and uranium revenue in 2017 in a range of $175 million to $200 million, reflecting an expected decline in SWU and uranium volumes delivered compared to 2016. The Company anticipates total revenue in a range of $200 million to $225 million. Centrus’ revenues continue to be most heavily weighted to the fourth quarter, and the Company expects more than one-half of its annual revenue in the fourth quarter of 2017, compared to 44 percent in the fourth quarter of 2016. Centrus expects to end 2017 with a cash and cash equivalents balance in a range of $150 million to $175 million.
Centrus’ financial guidance is subject to a number of assumptions and uncertainties that could affect results either positively or negatively. Variations from the Company’s expectations could cause differences between this guidance and the ultimate results. Among the factors that could affect Centrus’ results are:

•	Additional short-term purchases or sales of SWU and uranium;

•	Timing of customer orders, related deliveries, and purchases of LEU or components;

•	The outcome of legal proceedings and other contingencies;

•	Potential use of cash for strategic initiatives;

•	Actions taken by our customers, including actions that might affect our existing contracts, as a result of market and other conditions impacting our customers and the industry; and

•	Additional costs for decontamination and decommissioning of the Company’s facility in Ohio.

About Centrus Energy Corp.
Centrus Energy is a trusted supplier of enriched uranium fuel for commercial nuclear power plants in the United States and around the world. With world-class technical and engineering capabilities, Centrus is advancing the next generation of centrifuge technologies so that America can restore its domestic uranium enrichment capability in the future. Find out more at www.centrusenergy.com.
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Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 - that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will”, “should”, “could”, “would” or “may” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For Centrus Energy Corp., particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include risks related to our significant long-term liabilities, including material unfunded defined benefit pension plan obligations and postretirement health and life benefit obligations; risks relating to our outstanding 8.0% paid-in-kind (“PIK”) toggle notes (the “8% PIK Toggle Notes”) maturing in September 2019, our 8.25% notes maturing in February 2027  and our Series B Senior Preferred, including the potential termination of the guarantee by United States Enrichment Corporation  of the 8% PIK Toggle Notes; risks related to the limited trading markets in our securities; risks related to our ability to maintain the listing of our Class A Common Stock on the NYSE American; risks related to decisions made by our Class B stockholders regarding their investment in the Company based upon factors that are unrelated to the Company’s performance; risks related to the use of our net operating losses (“NOLs”) and net unrealized built-in losses (“NUBILs”) to offset future taxable income and the use of the Rights Agreement (as defined herein) to prevent an “ownership change” as defined in Section 382 of the Internal Revenue Code and our ability to generate taxable income to utilize all or a portion of the NOLs and NUBILs prior to the expiration thereof; the continued impact of the March 2011 earthquake and tsunami in Japan on the nuclear industry and on our business, results of operations and prospects; the impact and potential extended duration of the current supply/demand imbalance in the market for low-enriched uranium (“LEU”); our dependence on others for deliveries of LEU including deliveries from the Russian government entity Joint Stock Company “TENEX” (“TENEX”) under a commercial supply agreement with TENEX (the “Russian Supply Agreement”); risks related to our ability to sell the LEU we procure pursuant to our purchase obligations under our supply agreements, including the Russian Supply Agreement; risks relating to our sales order book, including uncertainty concerning customer actions under current contracts and in future contracting due to market conditions and lack of current production capability; risks related to the value of our intangible assets related to the sales order book and customer relationships; risks associated with our reliance on third-party suppliers to provide essential services to us; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; movement and timing of customer orders; risks related to trade barriers and contract terms that limit our ability to deliver LEU to customers; risks related to actions that may be taken by the U.S. government, the Russian government or other governments that could affect our ability or the ability of our sources of supply to perform under their contract obligations to us, including the imposition of sanctions, restrictions or other requirements; the impact of government regulation including by the U.S. Department of Energy and the U.S. Nuclear Regulatory Commission; uncertainty regarding our ability to commercially deploy competitive enrichment technology; risks and uncertainties regarding funding for the American Centrifuge project and our ability to perform under our agreement with UT-Battelle, LLC, the management and operating contractor for Oak Ridge National Laboratory, for continued research and development of the American Centrifuge technology; the potential for further demobilization or termination of the American Centrifuge project; risks related to the current demobilization of portions of the American Centrifuge project, including risks that the schedule could be delayed and costs could be higher than expected; potential strategic transactions, which could be difficult to implement, disrupt our business or change our business profile significantly; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); the competitive environment for our products and services; changes in the nuclear energy industry; the impact of financial market conditions on our business, liquidity, prospects, pension assets and insurance facilities; revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year; and other risks and uncertainties discussed in this and our other filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2016.
Contacts:
Investors: Don Hatcher (301) 564-3460
Media: Jeremy Derryberry (301) 564-3392

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue:
Separative work units	$43.5	$14.1	$82.2	$128.3
Uranium	—	—	—	14.3
Contract services	6.8	7.3	19.3	32.2
Total revenue	50.3	21.4	101.5	174.8
Cost of Sales:
Separative work units and uranium	32.4	15.9	76.8	130.7
Contract services	6.3	7.6	19.9	24.9
Total cost of sales	38.7	23.5	96.7	155.6
Gross profit (loss)	11.6	(2.1)	4.8	19.2
Advanced technology license and decommissioning costs	4.5	21.9	15.0	38.6
Selling, general and administrative	11.0	10.7	33.1	34.6
Amortization of intangible assets	2.5	1.7	5.7	7.6
Special charges for workforce reductions and advisory costs	2.4	0.6	7.1	1.2
Gains on sales of assets	(0.6)	(0.3)	(2.3)	(1.0)
Operating loss	(8.2)	(36.7)	(53.8)	(61.8)
Gain on early extinguishment of debt	—	—	(33.6)	(16.7)
Interest expense	0.7	4.7	4.3	14.8
Investment income	(0.4)	(0.1)	(1.0)	(0.5)
Loss before income taxes	(8.5)	(41.3)	(23.5)	(59.4)
Income tax benefit	—	—	(0.2)	(0.6)
Net loss	(8.5)	(41.3)	(23.3)	(58.8)
Preferred stock dividends - undeclared and cumulative	2.0	—	5.0	—
Net loss allocable to common stockholders	$(10.5)	$(41.3)	$(28.3)	$(58.8)

Net loss per common share – basic and diluted	$(1.15)	$(4.54)	$(3.12)	$(6.46)
Average number of common shares outstanding – basic and diluted (in thousands)	9,103	9,096	9,081	9,102

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions, except share and per share data)

	September 30, 2017	December 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$135.9	$260.7
Accounts receivable	14.2	19.9
Inventories	124.1	177.4
Deferred costs associated with deferred revenue	94.5	89.3
Other current assets	15.6	13.3
Total current assets	384.3	560.6
Property, plant and equipment, net	5.2	6.0
Deposits for surety bonds	29.6	29.5
Intangible assets, net	87.6	93.3
Other long-term assets	15.2	24.1
Total assets	$521.9	$713.5

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued liabilities	$50.7	$46.4
Payables under SWU purchase agreements	17.3	59.6
Inventories owed to customers and suppliers	22.1	57.5
Deferred revenue	131.7	123.6
Decontamination and decommissioning obligations	16.6	38.6
Total current liabilities	238.4	325.7
Long-term debt	157.5	234.1
Postretirement health and life benefit obligations	170.0	171.3
Pension benefit liabilities	175.0	179.9
Other long-term liabilities	35.6	38.6
Total liabilities	776.5	949.6
Stockholders’ deficit
Preferred stock, par value $1.00 per share, 20,000,000 shares authorized
Series A Participating Cumulative Preferred Stock, none issued	—	—
Series B Senior Preferred Stock, 7.5% cumulative, 104,574 shares issued and outstanding and an aggregate liquidation preference of $109.6 million as of September 30, 2017	4.6	—
Class A Common Stock, par value $0.10 per share, 70,000,000 shares authorized, 7,632,669 and 7,563,600 shares issued and outstanding as of September 30, 2017 and December 31, 2016	0.8	0.8
Class B Common Stock, par value $0.10 per share, 30,000,000 shares authorized, 1,406,082 and 1,436,400 shares issued and outstanding as of September 30, 2017 and December 31, 2016	0.1	0.1
Excess of capital over par value	59.8	59.5
Accumulated deficit	(320.0)	(296.7)
Accumulated other comprehensive income, net of tax	0.1	0.2
Total stockholders’ deficit	(254.6)	(236.1)
Total liabilities and stockholders’ deficit	$521.9	$713.5

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in millions)

	Nine Months Ended September 30,
	2017	2016
Operating Activities
Net loss	$(23.3)	$(58.8)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	6.6	8.1
PIK interest on paid-in-kind toggle notes	1.2	9.7
Gain on early extinguishment of debt	(33.6)	(16.7)
Gain on sales of assets	(2.3)	(1.0)
Inventory valuation adjustments	—	3.0
Changes in operating assets and liabilities:
Accounts receivable	14.5	18.4
Inventories, net	17.9	45.8
Payables under SWU purchase agreements	(42.3)	(68.9)
Deferred revenue, net of deferred costs	2.9	5.8
Accounts payable and other liabilities	(35.3)	2.2
Other, net	(1.9)	0.5
Cash used in operating activities	(95.6)	(51.9)

Investing Activities
Capital expenditures	(0.3)	(3.0)
Proceeds from sales of assets	2.1	1.2
Deposits for surety bonds - net decrease	—	0.3
Cash provided by (used in) investing activities	1.8	(1.5)

Financing Activities
Payment of interest classified as debt	(3.4)	—
Repurchase of debt	(27.6)	(9.8)
Cash used in financing activities	(31.0)	(9.8)

Decrease in cash and cash equivalents	(124.8)	(63.2)
Cash and cash equivalents at beginning of period	260.7	234.0
Cash and cash equivalents at end of period	$135.9	$170.8

Supplemental cash flow information:
Interest paid in cash	$4.2	$6.5
Non-cash activities:
Conversion of interest payable-in-kind to long-term debt	$0.4	$3.4